Exhibit 99.1

The First Bancshares, Inc. Reports Record 2012 Net Income and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--January 25, 2013--The First Bancshares, Inc. (NASDAQ:FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the quarter and the year ended December 31, 2012. The First Bancshares, Inc. also announced a quarterly dividend of $0.0375 per common share. The record date will be February 13, 2013 with a payable date of February 28, 2013.

Net income of $4,048,000 for the year ended December 31, 2012, exceeded a previous high of $3,823,000 set back in 2007.

Net income available to common shareholders for the year ended December 31, 2012, increased to $3,624,000, or $1.16 per diluted share, a 43.3% increase from the $2,529,000, or $.82 per diluted share reported for the year ended December 31, 2011.

Net income available to common shareholders for the three months ended December 31, 2012 amounted to $1,062,000, or $.34 per diluted share, compared to $869,000 or $.28 per diluted share for the same quarter in 2011, an increase of $193,000 or 22.2%.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “We are pleased to report that our Company achieved record net income during 2012. Our record performance is the result of the dedication and commitment of our team members and the support of our local communities. We believe the Company is well positioned for future growth and look forward to the opportunities available in 2013 to increase our shareholders value.”

The following are key highlights for the last twelve months ended December 31, 2012:

  Total assets increased to $721.4 million ranking The First the 12th largest bank headquartered in MS
  Loans, net of unearned interest increased $25.8 million or 6.6% to $413.7 million for the year ended December 31, 2012
  Deposits increased $23.2 million or 4.1% to $596.6 million for the year ended December 31, 2012

Net Interest Income and Non-Interest Income

Net interest income for the quarter ended December 31, 2012 increased to $5.8 million compared to $5.6 million for the same quarter in 2011. Net interest income for the twelve months ended December 31, 2012 increased to $22.2 million compared to $19.1 million for the twelve months ended December 31, 2011. These increases were a result of increased loan volume, and increased securities as well as lower funding costs.

Non-interest income increased for the twelve months ended December 31, 2012 as compared to the same period in 2011 by $1,726,000. An increase in fee income associated with higher loan and deposit volumes as well as fee income generated from our mortgage division.

Non-Interest Expense Increased

Non-interest expense increased $3,294,000 to $22,164,000 during the year 2012 as compared to the year ended December 31, 2011. This reflects an increase of 17.5% in non-interest expense primarily related to an increase in operating costs associated with the Whitney branches acquired in the fourth quarter of 2011.

Total Assets, Net Loans and Deposits Increased

Total assets were up $40.0 million or 5.9% between December 31, 2011 and December 31, 2012. Total deposits increased $23.2 million or 4.1% over the same period. Total loans net of unearned interest increased $25.8 million or 6.6% between December 31, 2011 and December 31, 2012.

At December 31, 2012, The First Bancshares, Inc. reported total net loans of $413.7 million, total assets of $721.4 million, total deposits of $596.6 million and stockholders’ equity of $65.9 million. Return on average assets was .50% and return on average equity was 5.74%.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins, Gulfport, Biloxi, Long Beach and Diamondhead, Mississippi as well as Bogalusa, Louisiana. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)
($ amounts in thousands, except earnings, book value and total share volume)

	For three months		For twelve months
	ended December 31,		ended December 31,
	2012	2011	2012	2011

Interest income	$6,597	$6,802	$26,331	$24,475
Interest expense	827	1,217	4,137	5,396
Net interest income	5,770	5,585	22,194	19,079
Provision for loan losses	484	585	1,228	1,468
Net interest income after provision for loan losses	5,286	5,000	20,966	17,611
Non-interest income	1,821	1,570	6,324	4,598
Non-interest expense	5,791	5,574	22,164	18,870
Income before income taxes	1,316	996	5,126	3,339
Income taxes	148	42	1,078	468
Net income	1,168	954	4,048	2,871
Preferred Stock Accretion & Dividends	106	85	424	342
Net income applicable to common shareholders	1,062	869	3,624	2,529
Earnings per share applicable to common shareholders - Basic	$.34	$.28	$1.17	$.83
Earnings per share applicable to common shareholders - Diluted	$.34	$.28	$1.16	$.82
Dividends per share	$.0375	$.0375	$.15	$.15

		Dec 31, 2012		Dec 31, 2011
Total assets		$ 721,385		$ 681,413
Cash and due from banks		29,813		22,940
Federal funds sold		1,064		241
Investment securities		222,863		218,531
Loans, net of unearned interest		413,697		387,929
Allowance for loan losses as % of net loans		1.17%		1.17%
Loans past due 90 days and still accruing		158		496
Non-accrual loans		3,401		5,125
Non-accrual securities		1,950		1,950
Other real estate owned		6,782		4,353
Total nonperforming assets		12,291		11,924
Deposits-interest bearing		487,002		466,265
Deposits-non interest bearing		109,625		107,129
Total deposits		596,627		573,394
Borrowed funds		38,185		27,032
Subordinated debentures		10,310		10,310
Stockholders’ equity		65,885		60,425
Book value (per share)		15.69		14.12
Total shares outstanding		3,107,102		3,066,072

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, CEO, 601-268-8998
or
DeeDee Lowery, CFO, 601-268-8998